Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

    We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174039) pertaining to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan and the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan and the Registration Statement on Form S-3 (File No. 333-181821) of Thermon Group Holdings, Inc. and in the related Prospectus of our report dated June 10, 2013, with respect to the consolidated financial statements of Thermon Group Holdings, Inc., and the effectiveness of internal control over financial reporting of Thermon Group Holdings, Inc. included in this Annual Report on Form 10-K for the year ended March 31, 2013.

San Antonio, Texas	By:	/s/ Ernst & Young LLP
June 10, 2013	Name	Ernst & Young LLP